Exhibit 10.3

Description of Compensation Payable to Non-Employee Directors

     The non-employee directors of Endwave Corporation (the “Company”) will receive for fiscal year 2005 and thereafter, until changed by the Board of Directors, fees for service on the Company’s Board of Directors as listed in the table below. The members of the Board of Directors are also eligible for reimbursement for travel expenses incurred in connection with attendance at Board and committee meetings in accordance with Company policy.

Board Membership Fees Payable to Non-Employee Directors
Non-Employee Director Annual Retainer	$10,000
Board Chair Annual Retainer	$10,000
Audit Committee Chair Annual Retainer	$10,000
Compensation Committee Chair Annual Retainer	$5,000
Nominating and Governance Committee Chair Annual Retainer	$3,000
Director Meeting Fee (in person)	$1,000
Director Meeting Fee (telephonic)	$500
Audit or Compensation Committee Meeting Fee (in person)	$1,000
Audit or Compensation Committee Meeting Fee (telephonic)	$500

     Additionally, non-employee directors are eligible to participate in our 2000 Non-Employee Directors’ Plan (the “Director Plan”). Pursuant to the Director Plan, all new non-employee directors are automatically granted an option to purchase 20,000 shares of Common Stock upon their election to our Board of Directors. All non-employee directors will also be granted an option to purchase an additional 5,000 shares of Common Stock each year following the date of our annual stockholders’ meeting. However, if any non-employee director has not served in that capacity for the entire period since the preceding annual stockholders’ meeting, then the number of shares subject to the annual grant will be reduced, pro rata, for each full quarter the person did not serve during the previous period. All options issued under the Director Plan vest over four years at the rate of 1/48th of the total grant per month after the issuance. All options under this plan expire after ten years and have an exercise price equal to the fair market value on the date of grant. Our directors are also eligible to participate in our 2000 Equity Incentive Plan.

     On February 2, 2005, the Board of Directors approved an amendment to the Director Plan providing that annual option grants (but not intial option grants) will vest over two years at the rate of 1/24th of the total grant per month.

1